UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Instruments Corporation

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NATIONAL INSTRUMENTS CORPORATION

Notice of 2016 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 10, 2016 9:00 A.M., local time

Place:	NI’s principal executive offices 11500 North Mopac Expressway, Building C Austin, Texas 78759

Business:	1. To elect each of Dr. James J. Truchard and Mr. John M. Berra to the Board of Directors for a term of three years.

2. To ratify the appointment of Ernst & Young LLP as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	Only stockholders of record at the close of business on March 11, 2016, are entitled to receive notice of and to vote at the meeting.

Voting By Proxy:

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received in the mail. If you received a paper copy of a proxy card by mail in response to your request for a hard copy of the proxy materials for the Annual Meeting, you may also vote by Internet, telephone, or by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose, in each case by following the instructions on the proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

Sincerely,

/s/ David G. Hugley

Vice President, General Counsel, Secretary

March 31, 2016

PROXY STATEMENT

NATIONAL INSTRUMENTS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of National Instruments Corporation, a Delaware corporation (“NI”), has made proxy materials available to you on the Internet or, upon your request, has delivered printed versions of proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at NI’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 10, 2016, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at NI’s principal executive offices at 11500 North Mopac Expressway, Building C, Austin, Texas 78759. NI’s telephone number is (512) 338-9119.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), NI is now furnishing proxy materials to NI’s stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about March 31, 2016.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” notices of Internet availability of proxy materials, proxy statements and annual reports. This means that only one (1) copy of the Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 11500 North Mopac Expressway, Austin, Texas 78759-3504, (512) 683-5090, requesting such copies. If a stockholder is receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on March 11, 2016 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 127,822,071 shares of NI’s common stock, $0.01 par value, were issued and outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors in Proposal One, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected. However, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. See “Proposal One: Election of Directors—Vote Required; Recommendation of Board of Directors” for additional information on these guidelines.

The affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting will be required to approve Proposal Two.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the Internet, by telephone or, if you received a paper copy of the proxy materials, by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

The cost of this solicitation will be borne by NI. NI may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of NI’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Abstentions will be counted for purposes of determining (i) either the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have no effect on the election of directors in Proposal One, and abstentions will have the same effect as a vote against Proposal Two.

While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of the voting on Proposals One and Two.

A broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the ratification of our independent registered public accounting firm in Proposal Two), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by Internet or by telephone or by delivering a written notice of revocation to the Secretary of NI or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders of NI may submit proper proposals for inclusion in NI’s Proxy Statement and for consideration at the annual meeting of stockholders to be held in 2017 by submitting their proposals in writing to the Secretary of NI in a timely manner. In order to be considered for inclusion in NI’s proxy materials for the annual meeting of stockholders to be held in 2017, stockholder proposals must be received by the Secretary of NI no later than December 1, 2016, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, NI’s bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in NI’s Proxy Statement. For director nominations or other business to be properly brought before NI’s 2017 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of NI at NI’s principal executive office no later than January 30, 2017 and no earlier than December 31, 2016. If the date of NI’s 2017 annual meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2016 Annual Meeting, your notice of a proposal will be timely if it is received by NI by the close of business on the later of (i) the 90th day prior to the 2017 annual meeting and (ii) the 10th day following the day NI first publicly announces the date of the 2017 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2017 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of NI. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

NI’s Board of Directors is divided into three classes, with the term of the office of one class expiring each year. The authorized number of directors which constitutes the entire Board of Directors is currently eight, with two directors in Class I, three directors in Class II, and three directors in Class III.

The terms of office of Class I directors Dr. James J. Truchard and Mr. John M. Berra will expire at the Annual Meeting. NI’s Board of Directors has nominated Dr. James J. Truchard and Mr. John M. Berra for election as Class I directors at the Annual Meeting. The terms of office of Class II directors Mr. Jeffrey L. Kodosky, Dr. Donald M. Carlton and Mr. Michael E. McGrath will expire at the 2017 annual meeting. The terms of office of Class III directors Ms. Duy-Loan T. Le, Mr. Charles J. Roesslein and Dr. Gerhard Fettweis will expire at the 2018 annual meeting.

Under the listing requirements of the Nasdaq Stock Market (“Nasdaq”), a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each of Mr. Berra, Dr. Carlton, Ms. Le, Mr. McGrath, Mr. Roesslein and Dr.  Fettweis is independent under applicable Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Vote Required; Recommendation of Board of Directors

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by NI’s Certificate of Incorporation.

Under NI’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote.

In such event, the Nomination and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making this recommendation, the Nomination and Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to NI, whether by accepting such resignation NI will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of NI and its stockholders.

The Board will promptly act on the Nomination and Governance Committee’s recommendation no later than 90 days following its receipt of such recommendation. In considering the Nomination and Governance Committee’s recommendation, the Board will consider the factors considered by the Nomination and Governance Committee and such additional information and factors the Board believes to be relevant.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for NI’s nominees named below. If any nominee of NI is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board Of Directors unanimously recommends a vote “FOR” the nominees listed below.

Nominees for Election at the Annual Meeting

The Nomination and Governance Committee, consisting solely of independent directors as determined under applicable Nasdaq listing standards, recommended the two individuals set forth in the table below for nomination by our full Board of Directors. Based on such recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

James J. Truchard, PhD, 72 - Chairman of the Board of Directors and Chief Executive Officer and President of NI since 1976.

Business Experience: Dr. Truchard co-founded NI in 1976. From 1963 to 1976, Dr. Truchard worked at the Acoustical Measurements Division at Applied Research Laboratories (“ARL”) at the University of Texas at Austin (“UT Austin”), as Research Scientist and later Division Head. Dr. Truchard received his PhD in Electrical Engineering, his master’s degree in Physics and his bachelor’s degree in Physics, all from UT Austin.

The Board concluded that Dr. Truchard should serve as a director because he is a founder and large stockholder of NI and has pioneered the development of virtual instrumentation software and hardware. Further, the Board recognizes that under Dr. Truchard’s leadership as a Board member and as CEO, he has inspired innovation, growth, and expansion over a period of over 30 years to make NI a highly successful, worldwide enterprise while maintaining an entrepreneurial spirit.

John M. Berra, 68 - Director since May 2010; Former Chairman of Emerson Process Management and Former Executive Vice President of Emerson Electric Company.

Business Experience: Prior to retiring in September 2010, beginning in October 2008 Mr. Berra served as Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and as Executive Vice President of Emerson Electric Company. From 1997 until 2008, he served as President of Emerson Process Management. Mr. Berra has diversified experience in global business, strategic planning, technology, organizational planning and acquisitions. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and, thereafter, continued assuming more prominent roles in the organization until 1997, when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company. Mr. Berra is currently a director of Ryder System, Inc., a publicly traded company, and serves as a member of that company’s compensation committee, and as a member of its finance committee.

The Board concluded that Mr. Berra should serve as a director due to his significant executive level experience at leading corporations Emerson and Monsanto. In particular, as President of Emerson Process Management, he was chief executive of a $6.7 billion dollar global corporation. He has extensive experience growing large accounts and broad based sales and marketing experience concentrated in a number of markets. He also has extensive experience in hardware development of measurement products and control systems and software dealing with PC software and embedded applications. In 2015, he served as a member of the Audit Committee, a member of the Compensation Committee and a member of the Nomination and Governance Committee. He currently serves as a member of the Audit Committee, a member of the Compensation Committee and a member of the Nomination and Governance Committee.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Jeffrey L. Kodosky, 66 - Director since 1976; Fellow of NI.

Business Experience: Mr. Kodosky co-founded NI in 1976. He was appointed Vice President of NI in 1978 and served as Vice President, Research and Development from 1980 to 2000. Since 2000, he has held the position of Business and Technology Fellow. Prior to 1976, he was employed at ARL, at UT Austin. Mr. Kodosky received his bachelor’s degree in Physics from Rensselaer Polytechnic Institute.

The Board concluded that Mr. Kodosky should serve as a director since he is a founder of NI, a highly respected mentor in the NI global R&D organization and he continues to chart new directions for NI’s flagship product, LabVIEW. Mr. Kodosky has developed more than 30 patented LabVIEW technologies and his ongoing work has helped NI grow this software into an award-winning industry programming environment that addresses a variety of industries and application areas.

Donald M. Carlton, PhD, 78 - Director since May 1994; Former President and Chief Executive Officer of Radian International, LLC.

Business Experience: Prior to retiring in December 1998, beginning in February 1996 Dr. Carlton served as the President and Chief Executive Officer of Radian International LLC, and from 1969 until January 1996, Dr. Carlton served as President and Chairman of the Board of Radian Corporation, both of which are environmental engineering firms. Dr. Carlton received his bachelor’s degree in Chemistry from the University of St. Thomas and his PhD in Chemistry from UT Austin. Dr. Carlton is a former director of American Electric Power and Temple-Inland, Inc., publicly traded companies.

The Board concluded that Dr. Carlton should serve as a director since he has a broad background as an executive and has significant experience in sales, which is key to NI. He also has experience in the development of large accounts, marketing strategies, chemical process development, supply chain and inventory management, accounting and compliance with SEC matters, all of which skills the Board believes are important to have represented on the NI Board. In 2015, he served as a member of the Audit Committee and a member of the Nomination and Governance Committee.

Michael E. McGrath, 66 - Director since May 2014; Former Chief Executive Officer of i2 Technologies and Pittiglio Rabin Todd & McGrath, Business Strategy Consultant.

Business Experience: Mr. McGrath is a highly experienced executive, entrepreneur and bestselling author dealing with decision making techniques and processes. He is a frequent featured guest on business television segments and his advice has appeared in many publications. He served as a director of i2 Technologies, a supply chain management and software services company, from September 2004 to May 2008, and as its CEO and President from February 2005 to July 2007. He served on the board of directors of Entrust, Inc., from February 2007, and as Chairman of the Board starting in November 2008, until the company was sold in July 2009. He served as executive chairman of the board of The Thomas Group from February 2008 to March 2012, and as acting CEO for a period of time. The Thomas Group filed for bankruptcy protection in March 2012. He also served on the board of Sensable Technologies from 2000 until 2009 and served on the board of Revolution Analytics from 2014 until 2015. He was a founder and the Chief Executive Officer of Pittiglio Rabin Todd & McGrath, a management consulting firm, for 28 years, retiring from the firm in July 2004. Mr. McGrath is the author of Product Strategy for High-Technology Companies, Next Generation Product Development, Business Decisions, and other books. Mr. McGrath received his bachelor’s degree in Computer Science from Boston College, and his master’s degree in Business Administration from Harvard Business School.

The Board concluded that Mr. McGrath should serve as a director because he has an extensive background in product development strategy, strategic product marketing, and software services. Having served as CEO of i2 Technologies, a vendor of supply chain management software, he has knowledge of software systems, experience selling into corporate opportunities, and experience developing large accounts. In particular, he has experience with management functions including software marketing and sales force management activities, and software development. He is an experienced consultant and author with knowledge of cloud computing and smartmobile applications, which are relevant for NI’s business. In 2015, he served as a member of the Compensation Committee. He currently serves as a member of the Audit Committee, a member of the Compensation Committee and a member of the Nomination and Governance Committee.

Duy-Loan T. Le, 53 - Director since September 2002; Senior Fellow of Texas Instruments, Inc.

Business Experience: Ms. Le holds the title of Senior Fellow at Texas Instruments Inc. (“TI”), one of the leading semiconductor companies in the world. Ms. Le was appointed Senior Fellow in 2002 and is the only woman in TI’s history elected to this highest Fellow rank. She has held various leadership positions at TI since 1982, including Advanced Technology Ramp Manager for the Embedded Processing Division and worldwide project manager for the Memory Division. While at TI, Ms. Le has led all aspects of execution for advanced technology nodes, including design, assembly and test, productization, qualification, release to market, high volume ramp, and quality and reliability assurance. She has experience opening international offices and developing engineering talent for the TI business. Ms. Le has been awarded 24 patents. She holds a bachelor’s degree in Electrical Engineering from UT Austin and a master’s degree in Business Administration from the Bauer College of Business at the University of Houston.

The Board concluded that Ms. Le should serve as a director because she has extensive experience managing platform-based product development and is a results-oriented and highly accomplished technology executive with extensive experience in various aspects of semiconductor design and manufacture, including operations, research and development, product launch, customer interfacing, foundry partnership, and supply chain management while at TI. She also managed global R&D centers for TI and these centers span multiple countries, disciplines, businesses, and organizations across TI. She has over 20 years of process manufacturing experience. These skills and knowledge are relevant for NI’s business. In 2015, she served as a member of the Compensation Committee. She currently serves as a member of the Audit Committee, a member of the Compensation Committee and a member of the Nomination and Governance Committee.

Charles J. Roesslein, 67 - Director since July 2000; Former Chief Executive Officer of Austin Tele-Services, LLC.

Business Experience: Mr. Roesslein was the co-founder and Chief Executive Officer of Austin Tele-Services, LLC, which is in the secondary market for telecom and IT assets, from 2004 until 2016 when his interests were sold. During 2000, Mr. Roesslein served as the Chairman of the Board of Directors and President of Prodigy Communications Corporation, an internet service provider. He served as President of SBC-CATV, a cable television service provider, from 1999 until 2000, and as President of SBC Technology Resources, the applied research division of SBC Communications Inc., from 1997 until 1999. Prior to 1997, Mr. Roesslein served in executive officer positions with SBC Communications, Inc. and Southwestern Bell. Mr. Roesslein holds a bachelor’s degree in Mechanical Engineering from the University of Missouri-Columbia and a master’s degree in Finance from the University of Missouri-Kansas City. Mr. Roesslein is currently a director of Atlantic Tele-Network, Inc., a publicly traded company.

The Board concluded that Mr. Roesslein should be nominated and serve as a director because he brings a wealth of financial and executive experience to the Board including extensive experience in the development of large accounts while serving Southwestern Bell Corporation’s customers. He also has a strong financial background, having served as Vice President and Chief Financial Officer of Southwestern Bell Publications and as Vice President and Chief Financial Officer of Southwestern Bell Telephone Company. Mr. Roesslein has an extensive high level background in the telecom industry and in telecom technologies. In 2015, he served as a member of the Audit Committee and a member of the Nomination and Governance Committee. He currently serves as a member of the Audit Committee and a member of the Nomination and Governance Committee.

Gerhard P. Fettweis, PhD, 54 - Director since March 2016; Vodafone Chair Professor at the Technical University of Dresden.

Business Experience: Since September 1994, Dr. Fettweis has served as the Vodafone Chair Professor of Electrical Engineering at the Technical University of Dresden, where his research focuses on next generation wireless systems. In connection with that role, he has spun-out ten startup companies from the university. From August 2015 to February 2016, he served as a visiting professor at the University of California at Berkeley and as a senior researcher at the International Computer Science Institute. Dr. Fettweis is a member of the German National Academy of Science and Engineering and a fellow of the Institute of Electrical and Electronics Engineers (“IEEE”). He has received numerous awards, including a recognition award for outstanding technical contributions from the IEEE Wireless Communications Technical Committee and the Stuart Meyer Memorial Award from the IEEE Vehicular Technology Society, both in 2014. Dr. Fettweis has authored or co-authored two books and is listed as an inventor on over thirty issued patents. Dr. Fettweis received his Dipl.-Ing. in Electrical Engineering in 1986 and his PhD in Electrical Engineering in 1990, each from Aachen University of Technology.

The Board concluded that Dr. Fettweis should serve as a director because of his strong technical background and extensive knowledge in electrical engineering, as well as his experience in science, technology and business. Additionally, he is very involved in the scientific community and has leadership and management experience through his role as the Vodafone Chair Professor at the Technical University of Dresden. He is a member of the Compensation Committee.

There is no family relationship between any director, director nominee or executive officer of NI.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of NI’s common stock as of the Record Date (i) by all persons known to NI, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of NI’s common stock, (ii) by each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) by each director and director nominee, and (iv) by all current directors and executive officers as a group:

Name of Person or Entity	Number of Shares (1)		Approximate Percentage Owned (2)
James J. Truchard 11500 North Mopac Expressway Austin, Texas 78759	11,528,660	(3)	9.02%
James J. Truchard Marital Trust 3816 Hunterwood Point Austin, Texas 78746	10,770,347	(4)	8.43%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	7,892,128	(5)	6.17%
Brown Advisory, Inc. 901 South Bond Street, Suite 400 Baltimore, Maryland 21231	7,504,870	(6)	5.87%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,933,359	(7)	5.42%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	6,813,314	(8)	5.33%
Jeffrey L. Kodosky	2,103,201	(9)	1.65%
Alexander M. Davern	90,897	(10)	* %
Eric H. Starkloff	15,860	(11)	* %
Scott A. Rust	33,674	(12)	* %
Charles J. Roesslein	91,513	(13)	* %
Duy-Loan T. Le	81,545	(14)	* %
Donald M. Carlton	52,683	(15)	* %
John M. Berra	28,397	(16)	* %
Michael E. McGrath	9,550	(17)	* %
Gerhard P. Fettweis	—		—
All executive officers and directors as a group (11 persons)	14,035,980	(18)	10.98%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 127,822,071 shares of common stock outstanding on March 11, 2016 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of March 11, 2016, including restricted stock units (“RSUs”).

(3)	Includes 9,064,097 shares directly owned by Dr. Truchard, 601,945 shares held in two trust accounts for which Dr. Truchard is the trustee, 1,785,375 shares held in a limited partnership for which the general partner is a trust for which Dr. Truchard is the trustee, and 77,243 shares held by a non-profit corporation of which Dr. Truchard is president.

(4)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 24, 2015, reflecting beneficial ownership as of December 31, 2014. The Schedule 13G states that the James J. Truchard Marital Trust has sole voting power with respect to 10,770,347 shares of common stock and sole dispositive power with respect to 10,770,347 shares of common stock.

(5)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 10, 2016, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G/A states that The Vanguard Group and/or its subsidiaries have sole voting power with respect to 74,978 shares of common stock, shared voting power with respect to 5,300 shares of common stock, sole dispositive power with respect to 7,818,100 shares of common stock and shared dispositive power with respect to 74,028 shares of common stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 9, 2016, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G/A states that Brown Advisory, Inc. and/or its subsidiaries have sole voting power with respect to 6,101,934 shares of common stock, shared voting power with respect to 154,833 shares of common stock and shared dispositive power with respect to 7,504,870 shares of common stock.

(7)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on January 28, 2016, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G states that BlackRock, Inc., and/or its subsidiaries have sole voting power with respect to 6,554,124 shares of common stock and sole dispositive power with respect to 6,993,359 shares of common stock.

(8)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 16, 2016, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G states that Janus Capital Management LLC and/or its subsidiaries have sole voting power with respect to 6,807,514 shares of common stock, shared voting power with respect to 5,800 shares of common stock, sole dispositive power with respect to 6,807,514 shares of common stock and shared dispositive power with respect to 5,800 shares of common stock.

(9)	Includes an aggregate of 972,708 shares held in two trusts for the benefit of Mr. Kodosky’s daughters for which Mr. Kodosky is the trustee; includes 102,383 shares held by a non-profit corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky, is secretary; includes 99,000 shares held by a charitable remainder trust for the benefit of Mr. Kodosky and his wife; includes 12,000 shares held in a charitable remainder trust for the benefit of Mr. Kodosky’s brother of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; includes an aggregate of 135,457 shares held in 15 trusts for non-immediate family members of Mr. Kodosky of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; and includes 390,827 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife. (Cumulatively, Jeffrey and Gail Kodosky control and/or beneficially own a total of 2,103,201 shares.)

(10)	Includes 15,991 shares subject to RSUs which vest within 60 days of March 11, 2016.

(11)	Includes 7,721 shares subject to RSUs which vest within 60 days of March 11, 2016.

(12)	Includes 5,199 shares subject to RSUs which vest within 60 days of March 11, 2016.

(13)	Includes 4,223 shares subject to RSUs which vest within 60 days of March 11, 2016, and 1,500 shares held by Mr. Roesslein’s son.

(14)	Includes 4,223 shares subject to RSUs which vest within 60 days of March 11, 2016.

(15)	Includes 4,223 shares subject to RSUs which vest within 60 days of March 11, 2016.

(16)	Includes 4,223 shares subject to RSUs which vest within 60 days of March 11, 2016.

(17)	Includes 4,448 shares subject to RSUs which vest within 60 days of March 11, 2016.

(18)	Includes 50,251 shares subject to RSUs which vest within 60 days of March 11, 2016.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors of NI held a total of nine meetings during 2015. The Board of Directors has a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

Each director, other than Dr. Carlton, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. NI encourages, but does not require, its board members to attend NI’s annual meeting of stockholders. In 2015, all directors, with the exception of Mr. McGrath and Dr. Carlton, attended NI’s annual meeting.

Board Leadership Structure

The Board of Directors believes that NI’s Chief Executive Officer, Dr. Truchard, is best situated to serve as Chairman because he is the director most familiar with NI’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Dr. Truchard is also a founder of NI and NI’s largest stockholder. The Board’s independent directors and management directors have different perspectives and roles in strategic development. NI’s independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer and the other management director bring company-specific experience and expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. NI does not have a lead independent director.

The NI Board oversees risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for NI’s executive officers and other employees. The full Board of Directors receives reports on various risk related items at each of its regular meetings including risks related to NI manufacturing operations, intellectual property, taxes, products and employees. The Board also receives periodic reports on NI’s efforts to manage such risks through safety measures, insurance or self-insurance.

Communications to the Board of Directors

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary. Correspondence received that is addressed to the members of the Board of the Directors will be reviewed by NI’s General Counsel or his designee, who will forward such correspondence to the appropriate members of the Board of the Directors.

Audit Committee

During 2015, the Audit Committee consisted of directors Donald M. Carlton, Charles J. Roesslein, and John M. Berra and met six times. Currently, the Audit Committee consists of directors Charles J. Roesslein, John M. Berra, Michael E. McGrath and Duy-Loan T. Le. The Audit Committee appoints, compensates, retains and oversees the engagement of NI’s independent registered public accounting firm, reviews with such independent registered public accounting firm the plan, scope and results of their examination of NI’s consolidated financial statements and reviews the independence of such independent registered public accounting firm. The Audit Committee maintains free and open communication with NI’s independent registered public accounting firm and the internal audit department, overseeing the internal audit function and NI’s management team. The Audit Committee inquires about any significant risks or exposures and assesses the steps management has taken to minimize such risks to NI, including the adequacy of insurance coverage and the strategy for management of foreign currency risk. The Audit Committee also reviews NI’s compliance with matters relating to environmental, Equal Employment Opportunity Commission, export and SEC regulations. The Audit Committee has established procedures to promote and protect employee reporting of (i) suspected fraud or wrongdoing relating to accounting, auditing or financial reporting matters and (ii) complaints and concerns regarding a violation of the federal securities laws, including (A) receiving, retaining and addressing complaints received by NI relating to such matters, (B) enabling employees to submit on a confidential and anonymous basis any concerns regarding such matters; and (C) protecting reporting employees from retaliation. The Board of Directors believes that each director who currently serves as a member of the Audit Committee or who served as a member of the Audit Committee in 2015 is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Roesslein is an “audit committee financial expert” within the meaning of SEC rules. The charter of the Audit Committee is available on NI’s website at http://www.ni.com/nati/corporategovernance/composition_charters.htm.

Nomination and Governance Committee

During 2015, the Nomination and Governance Committee consisted of directors Charles J. Roesslein, Donald M. Carlton, and John M. Berra, each of whom was deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, and met two times. Currently, the Nomination and Governance Committee consists of directors Charles J. Roesslein, John M. Berra, Michael E. McGrath and Duy-Loan T. Le, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards. The Nomination and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairpersons, and develops board governance principles. The Nomination and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nomination and Governance Committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The Nomination and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nomination and Governance Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints. The Nomination and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. NI does not pay any third party to identify or assist in identifying or evaluating potential nominees. The charter of the Nomination and Governance Committee is available on NI’s website at http://www.ni.com/nati/corporategovernance/composition_charters.htm.

Compensation Committee

During 2015, the Compensation Committee consisted of directors Duy-Loan T. Le, John M. Berra, and Michael E. McGrath, each of whom was deemed to be an “independent director” as that term is defined by applicable SEC rules, Nasdaq listing standards and other requirements, and met six times. Currently, the Compensation Committee consists of directors John M. Berra, Michael E. McGrath, Duy-Loan T. Le and Gerhard P. Fettweis, each of whom is deemed to be an “independent director” as that term is defined by applicable SEC rules, Nasdaq listing standards and other requirements. The charter of the Compensation Committee is available on NI’s website at http://www.ni.com/nati/corporategovernance/composition_charters.htm.

The Compensation Committee seeks input from NI’s President and Chief Executive Officer, Dr. Truchard, when discussing the performance of, and compensation levels for, executives other than himself. The Compensation Committee also works closely with Dr. Truchard and NI’s vice president of human resources and others as required in evaluating the financial, accounting, tax and retention implications of NI’s various compensation programs. The vice president of human resources regularly attends the meetings of the Compensation Committee and, at such meetings, provides advice on compensation matters to the Compensation Committee. The vice president of human resources also provides guidance to the Compensation Committee concerning compensation matters as they relate to NI’s executive officers. Neither Dr. Truchard, the vice president of human resources, nor any of NI’s other executives participates in deliberations relating to his own compensation.

Under the terms of its charter, the Compensation Committee establishes the compensation of NI’s Chief Executive Officer, evaluates the performance of NI’s executive officers, and establishes the salaries and cash bonus compensation of the executive officers based on recommendations of the Chief Executive Officer. The Compensation Committee also periodically examines NI’s compensation structure to evaluate whether NI is rewarding its officers and other personnel in a manner consistent with sound industry practices and makes recommendations on such matters to NI’s management and Board of Directors. The Compensation Committee also has oversight responsibility for NI’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”), NI’s 2010 Incentive Plan (the “2010 Incentive Plan”), NI’s 2005 Incentive Plan (the “2005 Incentive Plan”), and Employee Stock Purchase Plan. The Board of Directors may by resolution prescribe additional authority and duties to the Compensation Committee.

The Compensation Committee’s charter does not contain a provision providing for the delegation of its duties to other persons. The Compensation Committee has not delegated any of its authority.

For a discussion of NI’s utilization of compensation consultants, see “Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the “Compensation Committee” section of this proxy statement and do not include any NI executive officers. During 2015, no NI executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on NI’s Compensation Committee. During 2015, no NI executive officer served on the compensation committee (or equivalent) of another entity whose executive officer(s) served as a member of the NI Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

NI had no related party transactions requiring disclosure under applicable SEC rules for the year ended December 31, 2015 and has no such related party transaction currently proposed.

Policy and Procedures for Review, Approval, or Ratification of Related Party Transactions

Pursuant to its written charter, the Audit Committee is responsible for reviewing NI’s policies relating to the avoidance of conflicts of interests and past or proposed transactions between NI, members of the Board of Directors of NI, and management. NI considers “related person transactions” to mean all transactions involving a “related person,” which under SEC rules means an executive officer, director or a holder of more than five percent of NI’s common stock, including any of their immediate family members and any entity owned or controlled by such persons. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

In any transaction involving a related person, NI’s Audit Committee would consider the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related person; the risks, costs and benefits of the transaction to NI; whether any alternative transactions or sources for comparable services or products are available; and, in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on such director’s independence.

After considering such facts and circumstances, NI’s Audit Committee determines whether approval, ratification or rescission of the related person transaction is in NI’s best interests. NI’s Audit Committee believes that all employees and directors should be free from conflicting interests and influences of such nature and importance as would make it difficult to meet their applicable fiduciary duties and loyalty to NI, and reviews all related party transactions against the foregoing standard.

NI’s written policies and procedures for review, approval or ratification of transactions that pose a conflict of interest, including related person transactions, are set forth in its Code of Ethics, which contains, among other policies, a conflicts of interest policy for all employees, including NI’s executives, and a conflicts of interest policy for non-employee directors.

Under NI’s written conflicts of interest policy applicable to all employees, including NI’s executives, every employee is required to report to NI’s President any information regarding the existence or likely development of conflicts of interest involving themselves or others within NI. While NI provides examples of potential conflicts of interests, such as investments in enterprises that do business with NI, compensation for services to any person or firm which does business with NI, or gifts and loans and entertainment from any person or firm having current or prospective dealings with NI, the policy applicable to employees expressly states that the examples provided are illustrative only and that each employee should report any other circumstance which could be construed to interfere actually or potentially with loyalty to NI. Transactions involving potential conflicts of interests for employees are reviewed by NI’s President, who makes a determination as to whether there exists any conflict of interest or relationship which violates NI’s policies and the appropriate actions to take with respect to such relationship. NI’s General Counsel reports to the Audit Committee the conflict of interest reports received and acted upon by the President. In the event a report was received concerning a potential conflict of the President or a member of the Board of Directors, the Audit Committee would review such matter.

The written conflicts of interest policy applicable to all non-employee directors is substantially similar to the conflicts of interest policy applicable to NI employees, with the exception that every non-employee director is required to report potential conflict of interest situations to the Audit Committee, which is responsible for making the determination as to whether there exists any conflict of interest or relationship which violates such policy. If the Audit Committee determines that a conflict of interest exists, the non-employee director involved will be required to dispose of the conflicting interest to the satisfaction of the Audit Committee.

BOARD COMPENSATION

Determining Compensation for Non-Employee Directors in 2015

The Board of Directors, upon the recommendation of the Nomination and Governance Committee, sets non-employee directors’ compensation with the goal of retaining NI’s directors and attracting qualified persons to serve as directors. In developing its recommendations, the Nomination and Governance Committee considers director compensation at comparable publicly-traded companies and aims to structure director compensation in a manner that is transparent and easy for stockholders to understand.

The compensation of non-employee directors for the fiscal year ended December 31, 2015 is set forth in the table below.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 31, 2015

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
James J. Truchard (2)	$—	$—	$—	$—	$—
Jeffrey L. Kodosky (3)	—	—	—	—	—
Donald M. Carlton	77,500	130,024	—	—	207,524
Charles J. Roesslein	70,000	130,024	—	—	200,024
Duy-Loan T. Le	70,000	130,024	—	—	200,024
John M. Berra	70,000	130,024	—	—	200,024
Michael E. McGrath	62,500	130,024	—	—	192,524

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for 2015 in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (“FASB ASC 718”). These dollar amounts reflect the aggregate grant date fair value for these stock awards and may not correspond to the actual value that will be recognized by the directors. The grant date fair value of each award is expensed monthly based on the estimated vesting period of the corresponding grant, which is 36 months. Grant date fair value is calculated using the closing price of the day immediately preceding the date of grant multiplied by the number of RSUs granted. On April 22, 2015, Dr. Carlton, Mr. Roesslein, Ms. Le, Mr. Berra and Mr. McGrath were each granted 4,038 RSUs. The grant date fair value of each RSU grant was based on the April 21, 2015 closing price of $32.20 per share. The RSUs granted to Dr. Carlton, Mr. Roesslein, Ms. Le, Mr. Berra and Mr. McGrath vest over a three-year period with 1/3rd of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year.

(2)	As an employee director, Dr. Truchard does not receive any additional compensation for his service as a director. His employee compensation is included in the Summary Compensation Table.

(3)	As an employee director, Mr. Kodosky does not receive any additional compensation for his service as a director. Mr. Kodosky is a Business and Technology Fellow, but not a named executive officer, as such term is defined under Item 402(a)(3) of Regulation S-K. Pursuant to SEC rules, the compensation that a director receives for services as a Business and Technology Fellow does not need to be reported in the table for Director Compensation.

Discussion of Director Compensation

In 2015, the annual compensation for NI’s non-employee directors was comprised of cash compensation in the form of an annual retainer, committee chair retainer, committee membership retainer, and equity compensation in the form of RSUs. Each of these components is described below. An NI employee director does not receive any additional compensation for his service as a director.

Annual Board/Committee Retainer Fees

In 2015, the annual compensation for NI’s non-employee directors was comprised of cash compensation, payable quarterly, for membership on the board of directors and committees, as well as for committee chair positions. Non-employee directors receive an annual cash retainer of $60,000 per year, plus $5,000 per year for membership on the Audit Committee and $2,500 per year for membership on each of the Compensation Committee and the Nomination and Governance Committee. In addition, the chairpersons of the Audit Committee, Compensation Committee and Nomination and Governance Committee receive an additional $15,000, $10,000 and $5,000 per year, respectively. An NI employee director does not receive any additional compensation for service as a director.

Non-Employee Director Reimbursement Practice

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board service.

Restricted Stock Unit Awards

Under NI’s applicable Incentive Plan, non-employee directors are eligible to receive RSU grants. Specifically, each non-employee director receives an annual grant of RSUs equal to $130,000 divided by the closing price of NI’s common stock on the day immediately preceding the date of grant. Under the 2010 Incentive Plan, in 2015, Dr. Carlton, Mr. Roesslein, Ms. Le, Mr. Berra, and Mr. McGrath were each granted 4,038 RSUs based on NI’s closing stock price of $32.20 per share on April 21, 2015. The RSUs granted to Dr. Carlton, Mr. Roesslein, Ms. Le, Mr. Berra and Mr. McGrath vest over a three-year period with one-third of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year.

EXECUTIVE OFFICERS

The following table sets forth information concerning the persons serving as executive officers of NI as of the Record Date, including information as to each executive officer’s age, position with NI and business experience. Officers of NI serve at the discretion of the Board.

Name of Executive Officer	Age	Position
James J. Truchard	72	Chairman of the Board of Directors, Chief Executive Officer, and President
Alexander M. Davern	49	Chief Operating Officer, Executive Vice President, Chief Financial Officer, and Treasurer
Eric H. Starkloff	41	Executive Vice President, Global Sales & Marketing
Scott A. Rust	49	Senior Vice President, Global Research & Development

See “Election of Directors” for additional information with respect to Dr. Truchard.

Alexander M. Davern joined NI in February 1994 and currently serves as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer. He previously served as NI’s Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to October 2010; as Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller from February 1994 to July 1997. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is a director of Helen of Troy and Cirrus Logic, Inc., both publicly traded companies.

Eric H. Starkloff joined NI in July 1997 and currently serves as Executive Vice President, Global Sales and Marketing. He previously served as NI’s Senior Vice President of Marketing from April 2013 to January 2014; Vice President of Marketing from November 2010 to March 2013; as Vice President of Product Marketing from October 2008 to October 2010; as Director of Product Marketing from August 2004 to September 2008; and as Product Marketing Manager from January 1998 to July 2004. Mr. Starkloff received his bachelor’s degree in Electrical Engineering from the University of Virginia.

Scott A. Rust joined NI in 1990 and currently serves as Senior Vice President, Global Research and Development. He previously served as NI’s Vice President of Research and Development Test Systems from July 2013 to January 2014; as NI’s Vice President of Research and Development in Penang, Malaysia from January 2011 to July 2013; as Vice President of Research and Development of Modular Instruments from October 2008 to December 2010; as Director of Modular Instruments from March 2003 to September 2008; as Software Section Manager from October 2000 to March 2003; as Group Manager from October 1996 to October 2000; as Marketing Manager of Test and Measurement Software from August 1991 to September 1996; and as Applications Engineer from June 1990 to July 1991. Mr. Rust received his bachelor’s degree in Electrical Engineering from Texas A&M University.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables contained elsewhere in this proxy statement. References to our “named executive officers” in this CD&A are to the same persons set forth in the summary compensation table.

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

NI’s philosophy towards compensation for its named executive officers reflects the following principles:

•	Total compensation opportunities should be competitive. NI believes that its total compensation programs should be competitive so that NI can attract, retain and motivate talented executives.

•	Total compensation should be related to NI’s performance. NI believes that a significant portion of its executives’ total compensation should be directly linked to achieving specified financial objectives that NI believes will create stockholder value.

•	Total compensation should be related to individual performance. NI believes that executives’ total compensation should reward individual performance achievements and encourage individual contributions to NI’s performance.

•	Equity awards help executives think like stockholders. NI believes that executives’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive’s long-term interest in NI’s overall performance and thereby align the interests of the executive with the interests of NI’s stockholders.

•	NI’s overall amount of equity awards should be related to its revenue growth. NI believes that its use of equity awards must be sensitive to the dilutive impact that such equity compensation will have on its stockholders. As a result, NI’s overall amount of equity awards for each year is linked to its revenue growth.

•	The same compensation programs should generally apply to both executive and non-executive employees whenever possible. NI values the contributions of all employees and, to the extent practicable, NI designs its compensation programs to apply to all employees. NI seeks to minimize the number of compensation programs that apply only to its executives and disfavors the use of executive perks.

Determining Executive Compensation

In establishing NI’s overall program for executive compensation, the Compensation Committee works closely with NI’s senior management, including its Chief Executive Officer and Vice President of Human Resources. However, NI’s executives do not participate in any Board or Compensation Committee deliberations relating to their own compensation.

The Compensation Committee engaged Frederic W. Cook & Co. (“F.W. Cook”) as an independent consultant for 2011 compensation purposes. At that time, the Compensation Committee determined to engage an independent consultant every three years. Accordingly, the Compensation Committee again engaged F.W. Cook in 2014 to review NI’s overall executive compensation structure and perform an analysis and assessment of NI’s compensation processes, methodologies and practices to evaluate their effectiveness and alignment with NI’s compensation philosophy and objectives (as outlined above). As part of its analysis, the consulting firm reviewed compensation trends and developments, compensation levels for a number of companies that were comparable to NI in terms of market capitalization, industry focus, revenue size and number of employees (including the Radford data used by NI in prior years as described below), NI executive compensation levels and certain disclosure and regulatory requirements.

As a result of its analysis, F.W. Cook concluded that NI’s compensation program was highly effective, enabled NI to attract and retain leadership talent and that the program was comprehensively tailored to NI’s business model, culture and philosophy. The Compensation Committee considered the consultant’s work in establishing executive compensation levels for 2015. In connection with the engagement of F.W. Cook in 2014, the Compensation Committee determined that F.W. Cook met the independence requirements of applicable SEC and Nasdaq rules. Other than its engagement by the Compensation Committee in 2011 and 2014, F.W. Cook has not provided any other services to the Compensation Committee or NI.

As described below, NI utilizes survey information to help determine whether the total compensation package for its executives is competitive with comparable companies. NI exercises judgment in allocating compensation among specific programs in view of its overall compensation philosophy, objectives, business results and risk assessment.

For the past several years, the Compensation Committee has utilized data from Radford Surveys, a leading worldwide provider of survey information regarding executive compensation of technology companies. In setting compensation levels for 2015, the Radford data which was utilized included executive compensation information of public companies in the high technology industry that had annual revenues ranging from $500 million to $1.5 billion. NI believes the information from public companies in such revenue range is appropriate because it affords an adequate sample size of comparable high technology companies and because the average annual revenue of the companies in such range is comparable to NI’s annual revenue. NI compares the compensation of its executive officers with that of the executive officers in the Radford survey as a whole rather than any individual company within such survey.

NI believes that total compensation at or around the 50th percentile of the peer companies provided in the Radford survey is the appropriate starting point for benchmarking the compensation of its executives. Though NI uses such 50th percentile as a reference point, NI does not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, NI structures a total compensation package in view of the comparative information and such other factors specific to the individual, including the level of responsibility, prior experience, expectations of future performance and assessment of risk as it relates to employee motivation and employee retention. NI uses information obtained from Radford to test for reasonableness and competitiveness of its compensation package as a whole, but exercises judgment in allocating compensation among executives and within each element of an individual’s total compensation package. Set forth on Exhibit A is each of the companies that are covered by the relevant portion of the Radford information utilized by NI for 2015 compensation purposes. For 2015, the actual total compensation paid to NI’s executive officers, excluding NI’s Chief Executive Officer, was between the 25th percentile and the 50th percentile of the peer companies in the Radford data.

NI does not have specific policies for allocating between long-term and currently paid out compensation or policies for allocating between cash and non-cash compensation, and among different forms of non-cash compensation. Each NI executive (other than the CEO) may receive a mix of compensation comprised of base salary, performance-based bonus, equity awards, service-based bonus and discretionary bonuses. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. At his request, NI’s CEO, who is a founder of the company and NI’s largest stockholder, receives a base salary of $1 and does not participate in the executive bonus programs or receive equity awards.

As described in greater detail below under “Analysis of Elements of Executive Compensation,” the Compensation Committee considers both NI performance and individual performance when determining the level of compensation for a number of the elements of executive compensation. For example, in determining the grants of RSUs and any increases in base salary, the Compensation Committee takes into consideration, among other things, the prior individual performance of an executive officer, as well as NI’s performance. Similarly, the Annual Incentive Program (“AIP”) is an “at risk” bonus program designed to induce NI’s executive officers to accomplish a set of goals based upon individual performance and NI’s business goals and reflects NI’s philosophy that total compensation should be related both to individual performance and NI’s performance. Amounts, if any, awarded under the discretionary cash program are determined solely on individual performance. For some of NI’s other elements of executive compensation, such as the annual company cash performance bonus program, NI’s performance as a whole is determinative of the compensation payable to the participants. The Compensation Committee believes that the various elements of executive compensation work together to promote NI’s objective that total compensation should be related both to individual performance and NI’s performance.

At our annual meeting of stockholders in 2011, our stockholders adopted a three-year interval for “management say on pay” review. Accordingly, our stockholders last voted on such matter at our annual meeting in 2014 and approved, on an advisory (non-binding) basis and with over 99% of the votes cast in favor of the proposal, the compensation of our named executive officers. The Compensation Committee considered the favorable vote results from the 2011 and 2014 annual meetings in establishing NI’s compensation program for 2015.

Elements of Executive Compensation

The components of NI’s executive compensation for 2015 were as follows:

•	Base salary;

•	Annual company cash performance bonus program;

•	AIP for executives;

•	Discretionary cash bonus program;

•	RSU grants; and

•	Service award cash bonus program.

A significant number of NI’s employees participate in the compensation programs enumerated above with the exception of the AIP for executives. In addition, NI’s Executive Vice President, Global Sales & Marketing, participates in a sales bonus plan based upon growth and profitability performance measures approved by the Compensation Committee.

NI’s executive and non-executive employees who meet the relevant eligibility requirements may also participate in the following programs:

•	Employee stock purchase plan. This plan is a tax-qualified plan pursuant to which most employees can purchase NI stock at a 15% discount to the market price. Under this plan, a participant can invest a maximum amount equal to 15% of base salary and commissions, provided that such amount cannot exceed $25,000 in any year.

•	A tax-qualified, employee-funded 401(k) plan. NI makes matching contributions under the plan in an amount equal to 50% of the amount of the employee’s contribution up to 6% of the employee’s base salary. The plan does not permit the purchase of shares of NI common stock.

•	Health and welfare benefits. Under this plan, the cost to NI is dependent on the level of benefits coverage an employee elects.

NI seeks to reward shorter-term performance through base salary, its annual bonus programs and its discretionary bonus program. Longer-term performance is incentivized through RSU grants and the service award program.

Analysis of Elements of Executive Compensation

Base Salary

NI’s goal is to provide its executives with competitive base salaries. NI uses independent survey information to help evaluate the reasonableness and competitiveness of its base salaries. NI determines base salary for each executive based on the level of job responsibilities, consideration of the prior performance of the executive and the company, the executive’s experience and tenure, consideration of the expected future contributions of the executive, the business risk presented to NI in the event the executive were to leave the employ of the company, and general compensation trends and practices in the technology industry, including pay levels and programs provided by comparable companies. In setting base salaries, NI does not utilize any particular formula but instead exercises judgment in view of its overall compensation philosophy and objectives. Individual base salaries are reviewed annually. After consideration of the factors described above, Mr. Rust received a base salary increase of 7.7% in February 2015 in connection with his promotion to Senior Vice President, Global Research and Development to adjust his salary to be more in line with the Radford survey data and an increase of 7.5% in October 2015 in connection with the annual salary review process. Mr. Starkloff received a base salary increase of 6.7% in connection with the annual salary review process. At Mr. Davern’s request, he did not receive a salary increase in 2015. The overall NI employee base received a weighted average salary increase of 4.9%. The weighted average percentage increase was determined by taking the aggregate percentage increase in the base salaries of all employees as a group. At his request, our CEO receives a base salary of $1 per year.

Annual Company Cash Performance Bonus Program

NI maintains a cash performance bonus program under which substantially all regular full-time and part-time employees, including executives, participate (the “Annual Performance Bonus Program”). To receive a payout under the plan, NI must achieve pre-determined goals for revenue growth and profitability. These goals, as provided in the plan, were 40% year over year organic revenue growth and 18% non-GAAP operating profit as a percent of revenue. The same goals apply to all participants in the plan including executive and non-executive employees. The amount of the payments made under the Annual Performance Bonus Program is based on a bonus payment percentage multiplied by the eligible earnings of each participant. Eligible earnings include base salary, overtime pay and commissions but exclude bonuses, equity awards, relocation payments and previous cash performance bonus payments. The bonus payment percentage for executives was determined by multiplying 40% by two variables: NI’s actual organic revenue growth divided by the targeted level of revenue growth of 40%; and NI’s actual operating profit as a percentage of revenue divided by the target operating profit of 18%. The bonus payments percentage for non-executives was determined in the same manner except that the “multiplier” was 15% not 40%. Expressed as a formula, the bonus calculation for executives follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Operating Profit (not to exceed 18% for payout purposes)	X	40% = Bonus Percentage
40%		18%

For fiscal 2015, none of NI’s named executives received individual payments under the Annual Performance Bonus Program. Amounts under the Annual Performance Bonus Program are customarily made in two payments, one in the fourth quarter and the other upon completion of the annual financial statement audit in the first quarter of the following year.

Annual Incentive Program

NI maintains an AIP under which only officers and fellows participate. Dr. Truchard, NI’s President and Chief Executive Officer, does not participate in the program. Under this program, payments are made to executive officers based upon the achievement of individual performance criteria and NI business goals as approved by the NI Board and NI’s President. Program participants are designated by NI’s President and approved by the Compensation Committee. The participants under the AIP and the AIP goals are determined annually. The amount of cash bonus under the AIP ultimately paid depends on the extent to which the performance goals of each executive are achieved, in each case subject to adjustment at the discretion of the Compensation Committee.

The AIP is intended to increase stockholder value and promote NI’s success by providing incentive and reward for the accomplishment of key objectives by NI executives.

In February 2014, the Compensation Committee approved an amendment to the AIP to provide that incentive bonuses under the AIP are defined as a percentage (with a target of up to 60% for Executive Vice Presidents, a target of up to 30% for Senior Vice Presidents and a target of up to 20% for Vice Presidents and Fellows) of a participant’s salary (or, in the case of executives in the sales organization, salary plus targeted commission), based upon attainment of objectives approved in accordance with the AIP. For 2015, the target bonus under the AIP for each of Mr. Davern, Mr. Starkloff, and Mr. Rust was 60%, 40% and 30% of his base salary, respectively. Under the terms of the AIP (as amended), the actual bonus amount to be paid to AIP participants can be more or less than the target bonus based on the nature of the objectives, the performance of the participant relative to such objectives and the discretion of the Compensation Committee. For the purposes of the AIP, the base salary amount to be used is set by the Compensation Committee at the time the goals are approved. Payments are made based on whether the individual executive has achieved his or her specified objectives for the year. Each executive typically has four to six objectives that are targeted to reward achievements in the executive’s functional area or NI business goals. The objectives for NI’s executive officers are presented to and approved by NI’s President and then submitted for approval each year to the NI Board. The amount of the bonus for an executive officer which is allocated to each specific objective is approved each year by the Compensation Committee.

With respect to NI’s executive officers, following the end of NI’s fiscal year, NI’s President and the Compensation Committee meet to determine whether the objectives of each executive officer were attained and then approve or disapprove the payment of the annual incentive amounts based upon the achievement of such objectives and the discretion of NI’s President and the Compensation Committee. NI’s President and the Compensation Committee, acting together, have the discretion to pay all or a portion of an amount to an AIP participant even if such participant did not meet a particular objective if the President and the Compensation Committee believe that such payment is appropriate to achieve the objectives of the program. However, no discretion was applied by the Committee to the payment of AIP bonuses to named executive officers for achievement of AIP objectives for 2015.

For fiscal 2015, NI made cash bonus payments to named executives under the AIP that ranged from approximately $27,377 to $125,087 per executive.

Under the AIP, the Compensation Committee has the discretion to make payments of any cash incentive bonus in the fourth quarter of the calendar year based upon projected achievement levels (“Estimated Payment”) rather than waiting until the following calendar year. The payment of an Estimated Payment is subject to reconciliation after NI’s books have been closed and audited. If the Estimated Payment is less than the final amount due to the AIP participant, an additional payment equal to the amount of the shortfall is made to such participant. If the Estimated Payment is more than the final amount due to the AIP participant, such participant shall remit to NI the amount of the overpayment. For fiscal 2015, no such Estimated Payment was made.

The tables below set forth the performance criteria, potential awards and actual awards under the AIP as well as the weightings assigned to the objectives for 2015 for each of the named executives, except Dr. Truchard, NI’s President and Chief Executive Officer, who does not participate in the program:

2015 ANNUAL INCENTIVE PROGRAM GOALS AND AWARDS

FOR THE NAMED EXECUTIVES

Alexander Davern, Chief Operating Officer, Chief Financial Officer, Executive Vice President and Treasurer
2015 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2015 Actual Payout
1) Achieve targeted revenue growth goals	30%	$99,000	$0
2) Achieve operating margin goal	30%	$99,000	$0
3) Achieve gross margin goal	15%	$49,500	$38,250
4) Ensure expenses are within budget	15%	$49,500	$49,500
5) Achieve cost reduction target	10%	$33,000	$37,337
Total	100%	$330,000	$125,087

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2) and 5) above contain incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such instance, the maximum amount payable to Mr. Davern would be $390,500.

Eric Starkloff, Executive Vice President, Global Sales and Marketing
2015 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2015 Actual Payout
1) Achieve targeted revenue growth goals	35%	$52,500	$0
2) Achieve platform adoption goals	20%	$30,000	$33,750
3) Achieve targeted opportunity generation goals	25%	$37,500	$27,908
4) Achieve operating margin goal	10%	$15,000	$0
5) Ensure expenses are within budget	10%	$15,000	$11,250
Total	100%	$150,000	$72,908

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2) and 4) above contain incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such instance, the maximum amount payable to Mr. Starkloff would be $170,625.

Scott Rust, Senior Vice President, Global Research & Development
2015 Officer Bonus Goals (1)	% Goal Weighting	Goal Value (2)	2015 Actual Payout
1) Achieve targeted revenue growth goals	55%	$50,655	$0
2) Achieve operating margin goal	10%	$9,210	$0
3) Achieve platform adoption goals	15%	$13,815	$15,542
4) Ensure expenses are within budget	10%	$9,210	$9,210
5) Achieve quality goals	10%	$9,210	$2,625
Total	100%	$92,100	$27,377

(1)	NI is not disclosing the specific target levels with respect to performance goals because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The performance goals were set to be moderately difficult, or stretch goals, but not unachievable.

(2)	The goals in items 1), 2) and 3) above contain incremental payout thresholds and an increased payout if actual results attained exceed the targeted 100%. In such event, the maximum amount payable to Mr. Rust would be $108,678.

In assessing performance against the objectives for each named executive participating in the AIP, NI’s President considered the actual results for 2015 against the specific deliverables associated with each objective, the extent to which the objective was a significant stretch goal for the organization, and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty in achieving the desired results. Based on the foregoing factors, NI’s President recommended, and the Compensation Committee approved, a cash payment for each named executive. As set forth under the column heading “2015 Actual Payout,” the actual payouts to NI’s named executive officers ranged from 25% to 43% of the maximum amount they were eligible to receive under the AIP in 2015.

Sales Commission Program Applicable to Executive Vice President, Global Sales & Marketing.    On January 27, 2015, the Compensation Committee approved a bonus arrangement for Mr. Starkloff, NI’s Executive Vice President, Global Sales and Marketing. Under this arrangement, Mr. Starkloff is eligible to receive a cash bonus of $12,500 per quarter if NI’s quarterly revenue equals 100% of the targeted amount for such quarter. If NI’s revenue for a quarter is less than the targeted amount, the total bonus amount for that quarter will decrease provided that no bonus amount is payable for the quarter unless NI’s revenue for the quarter exceeds the minimum threshold amount for such quarter. If NI’s revenue for a quarter exceeds the targeted amount for that quarter, the total bonus amount for the quarter will increase up to a maximum of $25,000 per quarter. NI is not disclosing the specific targets or threshold amounts with respect to such bonus arrangement because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The targeted revenue amounts were set to be a moderately difficult stretch goal, but not unachievable. Under this sales bonus plan, Mr. Starkloff earned for 2015 an aggregate of $46,934, which represented approximately 94% of the targeted annual amount.

Discretionary Cash Bonus Program

NI maintains a discretionary cash performance bonus program under which all employees, including executives, are eligible to receive awards in recognition of performance or a special achievement that is not covered by NI’s other compensation programs. Awards under this program vary based on the nature of the recognition event. The amount of the award for executives is determined by NI’s President and the amount of the award for non-executive employees is determined by the departmental supervisors. The average award under this program in 2015 was approximately $1,208. During 2015, none of the named executives received an award under this program. NI’s President does not participate in this program.

Restricted Stock Unit (RSU) Awards

Determining the Overall Level of Equity Compensation Awards. NI uses equity compensation to incentivize key employees. In 2015, approximately 35.2% of all U.S. based regular, full-time professional employees received equity based compensation. NI’s use of stock based equity compensation for its employees is driven by NI’s goal of aligning the long-term interests of its employees with its overall performance and the interests of its stockholders. NI’s equity compensation program is also driven by NI’s desire to be sensitive to the dilutive impact that such equity compensation will have on its stockholders.

Allocation of Equity Compensation Awards.    In 2015, NI granted a total of 951,265 RSUs to all employees, which represented 0.75% of NI’s shares outstanding at December 31, 2015. Of such amount, a total of 65,000 RSUs were granted to NI’s named executives in April 2015, representing 6.8% of all RSUs granted in 2015.

RSUs granted to executives vest over a period of ten years, subject to acceleration based on NI’s performance. For 2015, these executive RSU grants were subject to an additional performance-based goal that required that during the period beginning April 1, 2015 and ending June 30, 2015, NI’s non-GAAP operating income divided by NI’s net sales had to be equal to or greater than a target percentage, and if such target was not met, all of the RSUs subject to such executive awards would be forfeited. Based on NI’s actual performance for such period, the performance goal was met and the RSUs will vest in accordance with the other vesting provisions of such award. The foregoing performance-based goal was established to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Expressed as a formula, the acceleration amount for RSU grants under the 2010 Plan to executives is as follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Operating Profit (not to exceed 18% for payout purposes)	X	Shares Granted	=	Shares Accelerated
40%		18%		10

Expressed as a formula, the acceleration amount for RSU grants to executives under the 2015 Plan is as follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Operating Profit (not to exceed 18% for payout purposes)	X	Shares Granted	=	Shares Accelerated
20%		18%		10

A set formula for allocating RSUs to the executives as a group or to any particular executive is not utilized. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, labor market dynamics, the relative importance of retaining each executive, the amount of stock based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of RSUs to be granted to all participants during the year.

Timing of Equity Awards.    The Compensation Committee typically grants RSUs to executives and current employees once per year. Such grants are made at a meeting of the Compensation Committee held in the second quarter of the year. RSU grants to new employees were issued five times in 2015 at Compensation Committee meetings. NI does not have any program, plan or practice to time RSU grants in coordination with the release of material non-public information. NI does not time, nor does NI plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

Executive Equity Ownership.    NI’s President and Chief Executive Officer, Dr. Truchard, is NI’s largest stockholder. NI encourages its executives to hold a significant equity interest in NI. However, NI does not have specific share retention and ownership guidelines for its executives. NI does not permit executives to sell short its securities. NI prohibits named executives from holding NI securities in a margin account and prohibits the purchase or sale of exchange traded options on its stock by executives.

Type of Equity Awards.    Prior to 2005, the long-term equity incentive component of NI’s compensation program consisted solely of stock options. Beginning in 2005, NI began to utilize RSUs as its principal equity compensation incentive. Under the expired 2010 Incentive Plan, NI was permitted to issue RSUs and restricted stock but not stock options. On May 12, 2015, the stockholders approved the 2015 Incentive Plan, including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162(m). The NI Board of Directors had approved the 2015 Incentive Plan on January 28, 2015, subject to stockholder approval. The 2015 Incentive Plan provides for the grant of restricted stock and RSUs. Those eligible for awards under the 2015 Incentive Plan include NI employees, directors and consultants and employees and consultants of any parent or subsidiary of NI.

Service Award Program

NI maintains a service award bonus program under which all employees, including executives, are eligible to receive awards based on the number of years of continued employment with NI. NI’s President does not participate in the program. Under this program, upon achieving a five-year period of continuous employment with NI, an employee receives a cash award and a $100 dinner gift certificate, as well as other non-monetary awards such as a plaque or lunch with NI’s President, Vice President of Human Resources or another NI executive. Awards under this program have historically been in the range of $100 to $1,000 in cash per award, with employees receiving $100 in cash at their 5th anniversary of service with NI and $1,000 in cash at their 10th, 15th, 20th and 25th anniversaries of service with NI.

During 2015, one of the named executives, Mr. Rust, received an award of $1,000 under this program for having reached 25 years of employment with NI.

Performance Based Compensation and Financial Restatement

To date, NI has not experienced a financial restatement and has not implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation paid to its executives and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Change of Control Considerations

All NI executives are employed at will and do not have employment agreements, severance payment arrangements or payment arrangements that would be triggered by a merger or other change of control of NI. The 2005 Incentive Plan and the 2010 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs held by executive and non-executive employees shall immediately vest in full. Under the 2015 Incentive Plan, in the event of a change in control of NI, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or RSUs shall immediately be accelerated and the restrictions shall expire.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of NI’s compensation programs, NI considers the anticipated accounting and tax implications to NI and its executives. In this regard, in 2005, the NI Board of Directors and Compensation Committee determined to change NI’s equity compensation program from the use of stock options to the use of RSUs in response to changes in the accounting treatment of equity awards under FASB ASC 718, Compensation – Stock Compensation. While NI considers the applicable accounting and tax treatment, these factors alone are not dispositive, and NI also considers the cash and non-cash impact of the programs and whether a program is consistent with NI’s overall compensation philosophy and objectives.

Section 162(m) of the Code (“Section 162(m)”) imposes a limit of $1 million on the amount of compensation that NI may deduct in any one year with respect to certain of its named executive officers, unless certain criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In general, NI has determined that it will not seek to limit executive compensation so that it is deductible under Section 162(m). NI seeks to maintain flexibility in compensating its executives in a manner designed to promote its corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

In 2015, none of NI’s named executive officers whose compensation is subject to Section 162(m) received compensation in excess of the Section 162(m) limit. NI believes that payments under its Annual Performance Bonus Program and under the AIP and grants of RSUs under its 2010 Incentive Plan and 2015 Incentive Plan that vest solely based on the passage of time do not qualify as performance-based for purposes of satisfying the conditions of Section 162(m). NI believes that the grants of RSUs that were made under the 2010 Incentive Plan in April 2015 that vest upon achievement of a performance goal do qualify as performance-based for purposes of Section 162(m). From time to time, NI monitors whether it might be in its interests to structure its compensation programs to satisfy the requirements of Section 162(m). The Compensation Committee will continue to assess the impact of Section 162(m) on NI’s compensation practices and determine what further action, if any, is appropriate. In this regard, upon the recommendation of the Compensation Committee, in 2015, the NI Board and NI stockholders approved the Performance Cash Incentive Plan (the “PCIP”), including approval of its material terms and performance goals for purposes of Internal Revenue Code Section 162(m). The PCIP is a cash bonus program which is designed to motivate key executives to perform to the best of their abilities and to achieve NI’s objectives. The PCIP is designed to accomplish this by providing for the payment of awards only after the achievement of specified goals. Future cash bonus awards for executive officers may be made under the PCIP and it is expected that awards under the PCIP will qualify as performance based compensation under Section 162(m).

Role of Executives in Executive Compensation Decisions

The Compensation Committee seeks input from NI’s President and Chief Executive Officer, Dr. Truchard, when discussing the performance of, and compensation levels for executives other than himself. The Compensation Committee also works closely with Dr. Truchard and with NI’s Vice President of Human Resources and others, as required, in evaluating the financial, accounting, tax and retention implications of its various compensation programs. Neither Dr. Truchard nor any of NI’s other executives participates in deliberations relating to his own compensation.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of NI has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully Submitted,

Duy-Loan T. Le

John M. Berra

Michael E. McGrath

* The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent that NI specifically incorporates this Compensation Committee Report by express reference therein.

SUMMARY COMPENSATION TABLE

The following table shows the total compensation earned by NI’s named executive officers during the years ended December 31, 2015, December 31, 2014, and December 31, 2013:

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)		Option Awards		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
James J. Truchard Chairman of the Board and President	2015 2014 2013	$1 1 1	$	— — —	$	— — —	$	— — —	$	— — —	$	— — —	$1 1 1
Alexander M. Davern Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer	2015 2014 2013	550,000 530,646 432,021		— 1,000 —		808,000 410,250 443,700		— — —		125,087 299,940 72,131		8,268 7,860 7,860	1,491,335 1,249,696 955,712
Eric H. Starkloff Executive Vice President, Global Sales and Marketing	2015 2014 2013	331,250 303,021 254,729		— — —		808,000 410,250 221,850		— — —		119,902 190,685 54,778		8,268 7,182 6,875	1,267,420 911,138 538,232
Scott A. Rust Senior Vice President, Global Research and Development	2015 2014	307,250 262,000		1,000 —		484,800 136,750		— —		27,377 81,080		8,268 8,010	828,695 487,840

(1)	These amounts reflect cash payments under NI’s discretionary cash bonus program and service award program. See “Compensation Discussion and Analysis” for a description of these programs.

(2)	The amounts included in the table for stock awards is the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FASB ASC 718. These dollar amounts reflect NI’s accounting expense for these stock awards and may not correspond to the actual value that will be recognized by the named executives. The dollar amount recognized for financial statement reporting purposes is the aggregate grant date fair value, which is expensed monthly based on the estimated vesting period of the corresponding grant. The estimated vesting period of grants of RSUs to named executive officers is 95 months.

(3)	These amounts reflect the sum of the amounts earned by named executives under NI’s Annual Company Performance Bonus Program and AIP for 2015, 2014 and 2013, as shown in the table below. The totals for Mr. Starkloff also include amounts from the Sales Bonus Plan in which he is the only participant among the named executives.

Named Executive Officer	Year	Annual Performance Bonus Program	AIP	Long Term Incentive Program	Sales Commission Program	Total
James J. Truchard	2015	$—	$—	$—	$—	$—
	2014	—	—	—	—	—
	2013	—	—	—	—	—
Alexander M. Davern	2015	—	125,087	—	—	125,087
	2014	26,957	272,983	—	—	299,940
	2013	3,845	68,286	—	—	72,131
Eric H. Starkloff	2015	—	72,908	—	46,994	119,902
	2014	17,529	131,124	—	42,032	190,685
	2013	2,267	52,511	—	—	54,778
Scott A. Rust	2015	—	27,377	—	—	27,377
	2014	13,310	67,770	—	—	81,080

(4)	Represents NI contributions to the 401(k) Plan on behalf of the named executives and the full dollar value of premiums paid by NI for term life insurance on behalf of the named executives for 2015, 2014 and 2013 in the amounts shown below:

Named Executive Officer	Year	NI Contributions to 401(k) Plan	Term Life Insurance Premium Paid by NI for Benefit of the Insured	Total
James J. Truchard	2015	$—	$—	$—
	2014	—	—	—
	2013	—	—	—
Alexander M. Davern	2015	7,950	318	8,268
	2014	7,650	210	7,860
	2013	7,650	210	7,860
Eric H. Starkloff	2015	7,950	318	8,268
	2014	6,972	210	7,182
	2013	6,665	210	6,875
Scott A. Rust	2015	7,950	318	8,268
	2014	7,800	210	8,010

Other than the foregoing, for 2013, 2014 and 2015, NI did not provide its named executives with any form of compensation that would be reportable under Item 402(c)(2)(ix) of Regulation S-K. NI does not pay or accrue cash dividends on unvested RSUs.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED DECEMBER 31, 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (5)	Aggregate Grant Date Fair Value of Stock Awards
Name	Grant Date (1)	Threshold (2)	Target (3)		Maximum (4)
James J. Truchard (6)
Annual Incentive Program Annual Performance Bonus Program 2010 Incentive Plan		— — —	$	— — —	$	— — —	— — —	$	— — —
Alexander M. Davern
Annual Incentive Program Annual Performance Bonus Program 2010 Incentive Plan	4/21/15	— — —		125,087 — —		390,500 — —	— — 25,000		— — 808,000
Eric H. Starkloff
Annual Incentive Program Annual Performance Bonus Program Sales Bonus Plan (7) 2010 Incentive Plan	4/21/15	— — — —		72,908 — 46,994 —		170,625 — — —	— — — 25,000		— — — 808,000
Scott A. Rust
Annual Incentive Program Annual Performance Bonus Program 2010 Incentive Plan	4/21/15	— — —		27,377 — —		108,678 — —	— — 15,000		— — 484,800

(1)	In accordance with Item 402(d)(2)(ii) of Regulation S-K, only grant dates for equity-based awards are reported in this table.

(2)	The AIP, the Annual Performance Bonus Program and Sales Bonus Plan do not set a threshold amount. See “Compensation Discussion and Analysis” for a description of these programs.

(3)	The AIP and the Annual Performance Bonus Program do not set target amounts. See “Compensation Discussion and Analysis” for a further description of these programs. In accordance with Instruction 2 to Item 402(d) of Regulation S-K, the amounts included under the “Target” column represent the amounts earned in the fiscal year ended December 31, 2015 by the named executive under the AIP and the Annual Performance Bonus Program, as applicable.

(4)	The Annual Performance Bonus Program does not set maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program. The amounts set forth in the table above represent the maximum amounts that were achievable under the AIP for 2015.

(5)	For 2015, the executive RSU grants were subject to an additional performance-based goal that required that during the period beginning April 1, 2015 and ending June 30, 2015, NI’s non-GAAP operating income divided by NI’s net sales had to be equal to or greater than a target percentage, and if such target was not met, all of the RSUs subject to such executive awards would be forfeited. Based on NI’s actual performance for such period, the performance goal was met and the RSUs will vest in accordance with the other vesting provisions of such award. The RSU grants to the named executives vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, which was May 1, 2015, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. The number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. The earliest an award may fully vest is in five years. The RSUs have a term of ten years.

(6)	Dr. Truchard does not participate in the AIP or the Annual Performance Bonus Program and does not receive grants of RSUs.

(7)	The Sales Bonus Plan for Mr. Starkloff does not include thresholds or maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

The level of salary and bonus in proportion to total compensation ranged from approximately 26% to 37% for each of the named executives in 2015, except for Dr. Truchard. Since Dr. Truchard does not receive RSU awards, his salary represented approximately 100% of his total compensation in 2015.

All NI employees, including executives, are employed at will and do not have employment agreements, severance payment arrangements or other payment arrangements that would be trigged by a merger or other change of control of NI. However, the 2010 Incentive Plan and the 2005 Incentive Plan provide that in the event of a change of control of NI, all unvested RSUs held by executives and non-executive employees shall immediately vest in full. Additionally, NI entered into an RSU Vesting Acceleration Agreement with Alexander M. Davern on October 28, 2014, and an RSU Vesting Acceleration Agreement with each of Eric H. Starkloff and Scott S. Rust on February 26, 2016 (collectively the “Acceleration Agreements”). Under the Acceleration Agreements, in the event Mr. Davern, Mr. Starkloff or Mr. Rust’s employment is terminated without Cause or he resigns for Good Reason (each as defined in their respective Acceleration Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Acceleration Agreement, all of Mr. Davern, Mr. Starkloff or Mr. Rust’s then outstanding and unvested RSUs granted under an NI equity plan shall immediately vest.

Under the 2015 Incentive Plan, in the event of a change in control of NI, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or RSUs shall immediately be accelerated and the restrictions shall expire.

NI has not repriced or made any material modifications to any equity-based awards to its executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR-END

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)
James J. Truchard	—	$—
Alexander M. Davern	92,442	2,652,161
Eric H. Starkloff	55,998	1,606,583
Scott A. Rust	34,199	981,169

(1)	These RSU awards were made under the 2005 Incentive Plan and the 2010 Incentive Plan and vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. The number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. The earliest an award may fully vest is in five years. The RSUs have a term of ten years. The vesting commencement dates for these awards are set forth in the table below.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Grant Date	Vesting Commencement Date
Alexander M. Davern	25,000 13,309 11,776 16,730 13,295 9,931 2,160 241	4/21/2015 4/22/2014 4/23/2013 4/18/2012 4/20/2011 4/22/2009 4/25/2008 4/25/2007	5/1/2015 5/1/2014 5/1/2013 5/1/2012 5/1/2011 5/1/2009 5/1/2008 5/1/2007
Eric H. Starkloff	25,000 13,309 5,888 5,019 3,989 1,591 1,081 121	4/21/2015 4/22/2014 4/23/2013 4/18/2012 4/20/2011 4/22/2009 4/25/2008 4/25/2007	5/1/2015 5/1/2014 5/1/2013 5/1/2012 5/1/2011 5/1/2009 5/1/2008 5/1/2007
Scott A. Rust	15,000 4,436 3,533 4,684 3,989 1,591 867 99	4/21/2015 4/22/2014 4/23/2013 4/18/2012 4/20/2011 4/22/2009 4/25/2008 4/25/2007	5/1/2015 5/1/2014 5/1/2013 5/1/2012 5/1/2011 5/1/2009 5/1/2008 5/1/2007

(2)	Amounts shown are valued at the closing price of NI’s Common Stock on December 31, 2015 of $28.69 per share.

STOCK VESTED

FOR FISCAL YEAR ENDED DECEMBER 31, 2015

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
James J. Truchard	—	$—
Alexander M. Davern	16,633	475,704
Eric H. Starkloff	6,595	188,617
Scott A. Rust	4,736	135,450

(1)	Calculated by using the NI common stock closing price for the day immediately preceding the vesting date of May 1, 2015, which was $28.60 per share.

Pension Benefits and Nonqualified Deferred Compensation

NI does not have any pension plans, non-qualified defined contribution plans or non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

As described in the Compensation Discussion and Analysis section of this proxy statement, NI does not typically enter into employment, severance or change in control agreements with its employees, including its named executives. However, NI is a party to an Acceleration Agreement with each of Mr. Davern, Mr. Starkloff and Mr. Rust. In each case, the Acceleration Agreement provides for the immediate vesting of all of the executive’s then outstanding RSUs in the event the executive’s employment is terminated without Cause or he resigns for Good Reason (as defined in the Acceleration Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Acceleration Agreement. Additionally, the 2005 Incentive Plan and the 2010 Incentive Plan each provides for acceleration of all unvested RSUs in the event of a change of control of NI or the award recipient’s death or disability (each, an “acceleration event”). A change of control under each of the 2005 Incentive Plan and the 2010 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors;

•	a public announcement is made of a tender or exchange offer for fifty percent (50%) or more of the outstanding voting securities of NI and it is not opposed by NI’s Board of Directors;

•	the stockholders of NI approve a merger or consolidation of NI with any other corporation or partnership, unless NI stockholders prior to such transaction will hold a majority of the voting power of the surviving or acquiring entity; or

•	the stockholders of NI approve a plan of complete liquidation of NI or an agreement for the sale or disposition by NI of all or substantially all of NI’s assets.

In the case of unvested RSUs under the 2005 Incentive Plan and the 2010 Incentive Plan, 100% of the RSUs that have not vested as of the date of death or disability will immediately vest.

Under the 2015 Incentive Plan, in the event of a change in control of NI, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or RSUs shall immediately be accelerated and the restrictions shall expire.

A change in control under the 2015 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	the sale or disposition by NI of all or substantially all of its assets;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors; or

•	the consummation of a merger or consolidation of NI with any other corporation, unless NI stockholders prior to such transaction will hold a majority of the voting power of the surviving or acquiring entity.

The following table shows the estimated benefits that would have been received by the named executives if an acceleration event had occurred on December 31, 2015.

Name	RSU Acceleration (1)
James J. Truchard (2)	$—
Alexander M. Davern	2,652,161
Eric H. Starkloff	1,606,583
Scott A. Rust	981,169

(1)	The amounts represent the number of unvested RSUs multiplied by per share closing market price of NI’s common stock on December 31, 2015, which was $28.69 per share, for each of the outstanding unvested RSUs held by such named executive.

(2)	Dr.Truchard has not received any RSU grants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section16(a) of the Exchange Act requires NI’s officers and directors, and persons who own more than 10% of a registered class of NI’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish NI with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, NI believes that, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding RSUs granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under NI’s equity compensation plans as of December 31, 2015 are summarized in the following table:

Plan category	Number of shares to be issued upon vesting of outstanding RSUs		Weighted- average exercise price of outstanding RSUs	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2,886,741	(1)	$28.64	7,700,318	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	2,886,741		$28.64	7,700,318

(1)	Includes 2,886,741 shares to be issued upon the vesting of outstanding RSUs.

(2)	Includes 5,449,438 shares available for future issuance under the 2015 Incentive Plan and 2,150,880 shares available for future issuance under NI’s Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee operates under a written charter adopted by the Board of Directors. During 2015, the members of the Audit Committee were Donald M. Carlton, Chairman, Charles J. Roesslein, and John M. Berra. Currently, the members of the Audit Committee are Charles J. Roesslein, John M. Berra, Michael E. McGrath and Duy-Loan T. Le. All directors serving as members of the Audit Committee, or who served in 2015, meet the independence requirements of the Nasdaq listing standards.

Management is responsible for NI’s internal controls and the financial reporting process. NI’s independent registered public accounting firm is responsible for performing an independent audit of NI’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of NI’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met six times during fiscal 2015 to carry out its responsibilities. The Audit Committee regularly meets privately with NI’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter, which includes oversight of NI’s internal audit function.

As part of its oversight of NI’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm NI’s quarterly and audited fiscal year financial statements, including a review of NI’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of NI’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NI’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC.

AUDIT COMMITTEE

Donald M. Carlton, Chairman

Charles J. Roesslein

John M. Berra

*The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent NI specifically incorporates this Report of the Audit Committee by express reference therein.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The charter of our Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee NI’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP (“E&Y”) as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The Board of Directors is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as NI’s independent registered public accounting firm since June 2005.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of NI and NI’s stockholders.

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the integrated audits of NI’s annual financial statements for the fiscal years ended December 31, 2015 and 2014, for the reviews of the financial statements included in NI’s Quarterly Reports on Form 10-Q for those fiscal years, for the testing of NI’s internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002 for those fiscal years, and for statutory audits in various countries were approximately $1,247,000 and $1,207,000, respectively.

Audit-Related Fees

There were no fees billed for audit-related services in 2015 or 2014.

Tax Fees

The aggregate fees billed for professional tax services rendered for 2015 and 2014 were approximately $285,000 and $392,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

There were no fees billed for other services in 2015 or 2014.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all services provided by NI’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. During 2015, the Audit

Committee approved in advance all audit, audit-related, and tax services to be provided by E&Y. E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to ratify the selection of E&Y as NI’s independent registered public accounting firm.

Upon the recommendation of the Audit Committee, the Board of Directors unanimously recommends a vote “FOR” the ratification of the Appointment of E&Y as NI’s Independent Registered Public Accounting Firm.

CODE OF ETHICS

In February 2012, NI’s Board of Directors adopted a Code of Ethics that applies to all directors and employees, including NI’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics incorporated several corporate policies which had been in effect since 1994. The Code of Ethics is available on NI’s website at www.ni.com/nati/corporategovernance/code_of_ethics.htm. NI intends to disclose future amendments to provisions of the Code of Ethics, or waivers of such provisions granted to executive officers, on NI’s website within four business days following the date of such amendment or waiver.

OTHER MATTERS

NI knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David G. Hugley

Secretary

Austin, Texas

March 31, 2016

Exhibit A

COMPANIES FROM RADFORD SURVEY INFORMATION

UTILIZED BY NATIONAL INSTRUMENTS CORPORATION

ACETO	DOLBY LABORATORIES
ACI WORLDWIDE	DREAMWORKS ANIMATION
ACXIOM	EARTHLINK
ADTRAN	EATON VANCE
ADVANCED ENERGY INDUSTRIES	ELECTRONICS FOR IMAGING
ALIGN TECHNOLOGY	ENDURANCE INTERNATIONAL GROUP
ALKERMES	ENTEGRIS
ALLSCRIPTS	EXTREME NETWORKS
ANALOGIC	FAIR ISAAC
ANSYS	FAIRCHILD SEMICONDUCTOR
ARISTA NETWORKS	FEI COMPANY
ARISTOCRAT LEISURE LTD	FINISAR
ARM	FIRST REPUBLIC BANK
ARUBA NETWORKS	FORTINET
ASM INTERNATIONAL	FUJITSU AMERICA
ATHENAHEALTH	GREEN DOT
ATMEL	HANGER
AVID TECHNOLOGY	HURON CONSULTING GROUP
BIOMARIN PHARMACEUTICAL	ICF INTERNATIONAL
BLACKBAUD	IMPAX LABORATORIES
BLACKHAWK NETWORK	INFINERA
BLUCORA	INFORMATICA
CALLAWAY GOLF	INMARSAT GLOBAL LTD
CAMBRIDGE SILICON RADIO	INTERSIL
CIBER	ION GEOPHYSICAL
CIMPRESS	IPG PHOTONICS
CIRRUS LOGIC	IROBOT
COHERENT	JACK HENRY AND ASSOCIATES
COMMVAULT SYSTEMS	JAZZ PHARMACEUTICALS
CONMED CORPORATION	JEPPESEN SANDERSON
COOPERVISION	KCOM GROUP
CORPORATE EXECUTIVE BOARD	KNOWLES
CRAY	KULICKE AND SOFFA
CRITEO	LAIRD TECHNOLOGIES
CSG INTERNATIONAL	LEAPFROG ENTERPRISES
CUBIC CORPORATION	LINEAR TECHNOLOGY
CYPRESS SEMICONDUCTOR	LITTELFUSE
DATALINK	LIVE NATION ENTERTAINMENT
DAVIS + HENDERSON	MARKEM-IMAJE
DIALOG SEMICONDUCTOR	MASIMO
DIGITALGLOBE	MEDASSETS

A-1

MENTOR GRAPHICS	ROVI
MICROSEMI	SEMTECH
MICROSTRATEGY	SERVICENOW
MKS INSTRUMENTS	SHUTTERFLY
MODUSLINK GLOBAL SOLUTIONS	SIERRA WIRELESS
MONEYGRAM	SILICON GRAPHICS INTERNATIONAL
MONSTER WORLDWIDE	SILICON LABORATORIES
MORNINGSTAR	SMART TECHNOLOGIES
MULTI-FINELINE ELECTRONIX	SOFTWARE AG
NEOPOST S.A.	SORIN GROUP
NETGEAR	SUPER MICRO COMPUTER
NEUSTAR	SVB FINANCIAL GROUP
NUVASIVE	SYNAPTICS
OCLARO	TERADYNE
OMNIVISION TECHNOLOGIES	TIBCO SOFTWARE
ORBITZ WORLDWIDE	TOKYO ELECTRON US HOLDINGS
OSI SYSTEMS	TREND MICRO
PALO ALTO NETWORKS	TRIPADVISOR
PEGASYSTEMS	TTM TECHNOLOGIES
PHARMACYCLICS	TWITTER
PLANTRONICS	UMB FINANCIAL
PMC-SIERRA	UNITED THERAPEUTICS
POLYCOM	VERINT SYSTEMS
PTC - PARAMETRIC TECHNOLOGY	VERISIGN
QIAGEN GMBH	VIASAT
QORVO	VONAGE
QUANTUM	WEX
RIVERBED TECHNOLOGY	ZYNGA GAME NETWORK

A-2

NATIONAL INSTRUMENTS CORPORATION 11500 NORTH MOPAC EXPRESSWAY AUSTIN, TX 78759	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees

01	Dr. James J. Truchard 02 John M. Berra

The Board of Directors recommends you vote FOR the following proposal 2:							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as National Instruments Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

PROXY

NATIONAL INSTRUMENTS CORPORATION

2016 Annual Meeting of Stockholders

May 10, 2016

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (“NI”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2016, and the 2015 Annual Report to Stockholders and hereby appoints James J. Truchard and Jeffrey L. Kodosky, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 10, 2016 at 9:00 a.m. local time, at the principal executive offices of NI at 11500 North Mopac Expressway, Building C, Austin Texas 78759, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF DR. JAMES J. TRUCHARD AND JOHN M. BERRA TO THE BOARD OF DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side